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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  July 1, 2004
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                           OCEANIC EXPLORATION COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                       0-6540                   84-0591071
----------------------------    ------------------------     -------------------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of Incorporation)                                       Identification No.)

          7800 East Dorado Place, Suite 250, Englewood, Colorado 80111
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (303) 220-8330
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)


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ITEM 5.     OTHER EVENTS.

On April 21, 2004, Oceanic Exploration Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission registering shares of common stock to be issued to stockholders pursuant to a rights offering. Under the terms of the rights offering, the Company offered the holders of its common stock the rights to subscribe for additional shares at a purchase price of $.22 per share on the basis of .3161043 shares of common stock for each share held as of May 28, 2004. A total of 9,772,728 shares of common stock were offered to all stockholders. The Registration Statement was declared effective on June 1, 2004 and copies of the corresponding prospectus and subscription documents were subsequently mailed to stockholders.

The rights to purchase common stock expired on July 1, 2004. The following subscriptions were accepted by the Company, which resulted in gross proceeds of $2,150,000:

      o 8,986,643 shares of common stock, at an aggregate purchase price of $1,977,061, pursuant to the basic subscription rights, and

      o 786,084 shares of common stock, at an aggregate purchase price of $172,938, pursuant to the over-subscription privilege.

The Company also received, but did not accept, subscriptions for an additional 918,352 shares of common stock pursuant to the over-subscription privilege. The $202,060 received by the Company as a result of these unaccepted subscriptions will be returned to the subscribing shareholders within 15 business days after the expiration date of the rights offering.

8,793,224 shares of common stock were purchased by NWO Resources, Inc. in the rights offering pursuant to the basic subscription rights and the over-subscription privilege. At the completion of the rights offering, NWO Resources, Inc. ownership increased from 82.4% to 84.2%.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        OCEANIC EXPLORATION COMPANY


Date:  July 9, 2004                     By: /s/ Courtney Cowgill
                                            -----------------------
                                            Courtney Cowgill
                                            Chief Financial Officer